Exhibit 99.1
NEWS RELEASE

Media Contact: Edward L. Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

MARSH & McLENNAN COMPANIES NAMES E. SCOTT GILBERT
CHIEF INFORMATION OFFICER

CAREY ROBERTS NAMED CHIEF COMPLIANCE OFFICER

NEW YORK, September 9, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today announced the appointment of E. Scott Gilbert as Chief Information Officer, effective immediately. Mr. Gilbert, who previously served as Marsh & McLennan Companies’ Chief Risk & Compliance Officer, will continue to report to President and CEO Dan Glaser and will remain a member of the Company’s Executive Committee.

In the newly created role of CIO, Mr. Gilbert will lead the Company's firm-wide efforts to develop and implement innovative and cost-effective technologies. Mr. Gilbert will also oversee Marsh & McLennan’s Innovation Centre and continue to be responsible for the Company’s global Business Resiliency and Security operations.

"I am pleased to name Scott as Chief Information Officer of Marsh & McLennan Companies," said Mr. Glaser. "The creativity, imagination and ingenuity Scott has demonstrated during the past decade at MMC ideally qualify him for his new role."

In connection with Mr. Gilbert’s new role, Marsh & McLennan Companies has appointed Carey Roberts as Chief Compliance Officer, effective immediately. In addition to her new responsibilities, Ms. Roberts will continue to serve as the Company’s Deputy General Counsel and Corporate Secretary. In both roles, Ms. Roberts will report to Peter Beshar, Executive Vice President and General Counsel.

"Since joining MMC last year, Carey has provided strong leadership and counsel on strategic issues," said Mr. Glaser. "She is well-positioned to take on these additional responsibilities."

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About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and 57,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

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